Exhibit (a)(5)(Q)

Case 1:20-cv-09738    Document 1    Filed 11/19/20    Page 1 of 19

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK
X
NORMAN IVERS,	:
:
Plaintiff,	: :	Case No.:
-against-	:	COMPLAINT
:
DUNKIN’ BRANDS GROUP, INC., DAVE	:	DEMAND FOR JURY TRIAL
HOFFMAN, NIGEL TRAVIS, RAUL	:
ALVAREZ, LINDA BOFF, IRENE CHANG	:
BRITT, ANTHONY DINOVI, MICHAEL	:
HINES, MARK NUNNELLY, CARL SPARKS,	:
and ROLAND SMITH,	:
:
Defendants.	:
X

Plaintiff Norman Ivers (“Plaintiff”), by and through his attorneys, alleges the following upon information and belief, including investigation of counsel and review of publicly-available information, except as to those allegations pertaining to Plaintiff, which are alleged upon personal knowledge:

NATURE OF THE ACTION

1. This is an action brought by Plaintiff against Dunkin’ Brands Group, Inc. (“Dunkin’” or the “Company”) and the members of the Company’s board of directors (collectively referred to as the “Board” or the “Individual Defendants” and, together with Dunkin’, the “Defendants”) for their violations of Sections 14(d)(4), 14(e), and 20(a) of the Securities Exchange Act of 1934 (“Exchange Act”), 15 U.S.C. §§ 78n(d)(4), 78n(e), 78t(a), respectively, and SEC Rule 14d-9, 17 C.F.R. §240.14d-9 (“Rule 14d-9”). Plaintiff also asserts a claim against the Individual Defendants for breaching their fiduciary duty of candor/disclosure under state law. Plaintiff’s claims arise in connection with the proposed tender offer (“Tender Offer”) by Inspire Brands, Inc. (“Inspire”), to acquire all of the issued and outstanding shares of Dunkin’ (the “Proposed Transaction”).

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2. On October 30, 2020, Dunkin’ entered into an agreement and plan of merger, (the “Merger Agreement”), whereby shareholders of Dunkin’ common stock will receive $106.50 for each share of Dunkin’ common stock they own (the “Offer Price”).

3. On November 16, 2020, to convince Dunkin’s shareholders to tender their shares, the Board authorized the filing of a materially incomplete and misleading Schedule 14D-9 Solicitation/Recommendation Statement (the “Recommendation Statement”) with the SEC. In particular, the Recommendation Statement contains materially incomplete and misleading information concerning: (i) the Company’s financial projections; (ii) the fairness opinion and financial analyses performed by the Company’s financial advisor, BofA Securities, Inc. (“BofA Securities”); and (iii) certain compensation and previous work performed by BofA Securities.

4. The Tender Offer is scheduled to expire on December 14, 2020 (the “Expiration Date”). It is imperative that the material information that has been omitted from the Recommendation Statement is disclosed to the Company’s shareholders prior to the forthcoming Expiration Date so they may make an informed determination on whether to tender their shares.

5. For these reasons, and as set forth in detail herein, Plaintiff seeks to enjoin Defendants from closing the Tender Offer or taking any steps to consummate the Proposed Transaction, unless and until the material information discussed below is disclosed to Dunkin’s shareholders or, in the event the Proposed Transaction is consummated, to recover damages resulting from the Defendants’ violations of the Exchange Act and breach of the duty of candor/disclosure.

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JURISDICTION AND VENUE

6. This Court has original jurisdiction over this action pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of Sections 14(d)(4), 14(e), and 20(a) of the Exchange Act.

7. The Court has supplemental jurisdiction over the state law claim for breach of the duty of candor/disclosure pursuant to 28 U.S.C. § 1367.

8. Personal jurisdiction exists over each Defendant either because the Defendant conducts business in or maintains operations in this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over the Defendants by this Court permissible under traditional notions of fair play and substantial justice. “Where a federal statute such as Section 27 of the [Exchange] Act confers nationwide service of process, the question becomes whether the party has sufficient contacts with the United States, not any particular state.” Sec. Inv’r Prot. Corp. v. Vigman, 764 F.2d 1309, 1305 (9th Cir. 1985). “[S]o long as a defendant has minimum contacts with the United States, Section of the Act confers personal jurisdiction over the defendant in any federal district court.” Id. At 1316.

9. Venue is proper in this District under Section 27 of the Exchange Act and 28 U.S.C. § 1391, because Defendants are found or are inhabitants or transact business in this District. Indeed, Dunkin’s common stock trades on the Nasdaq stock exchange, which is headquartered in this District, and the Company hired financial and legal advisors for the purposes of the Proposed Transaction, is also located in this District, rendering venue in this District appropriate. See, e.g., United States v. Svoboda, 347 F.3d 471, 484 n.13 (2d Cir. 2003) (collecting cases).

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PARTIES

10. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Dunkin’ common stock.

11. Defendant Dunkin’ is incorporated in Delaware and maintains its principal executive offices at 130 Royall Street, Canton, Massachusetts 02021. The Company’s common stock trades on the NASDAQ under the ticker symbol “DNKN.”

12. Individual Defendant Dave Hoffman is, and at all relevant times has been, the Chief Executive Officer for the Company and President of Dunkin’ Donuts U.S. and Canada.

13. Individual Defendant Nigel Travis is, and at all relevant times has been, the Non- Executive Chairman of the Board for the Company.

14. Individual Defendant Raul Alvarez is, and at all relevant times has been, the Lead Independent Director for the Company.

15. Individual Defendant Linda Boff is, and at all relevant times has been, a director of the Company.

16. Individual Defendant Irene Chang Britt is, and at all relevant times has been, a director of the Company.

17. Individual Defendant Anthony DiNovi is, and at all relevant times has been, a director of the Company.

18. Individual Defendant Michael Hines is, and at all relevant times has been, a director of the Company.

19. Individual Defendant Mark Nunnelly is, and at all relevant times has been, a director of the Company.

20. Individual Defendant Carl Sparks is, and at all relevant times has been, a director of the Company.

21. Individual Defendant Roland Smith is, and at all relevant times has been, a director of the Company.

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22. The defendants referred to in ¶¶ 12-21 are collectively referred to herein as the “Individual Defendants” or the “Board”, and together with Dunkin’ as the “Defendants.”

SUBSTANTIVE ALLEGATIONS

A. Background of the Proposed Transaction

23. Dunkin’, with more than 20,000 points of distribution in more than 60 countries worldwide, is one of the world’s leading franchisors of quick service restaurants serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the third quarter of fiscal year 2020, Dunkin’s 100 percent franchised business model included over 12,500 Dunkin’ restaurants and almost 8,000 Baskin-Robbins restaurants. Dunkin’ Brands Group, Inc. is headquartered in Canton, Mass.

24. Inspire is a multi-brand restaurant company whose current portfolio includes more than 11,000 Arby’s, Buffalo Wild Wings, SONIC Drive-In, Rusty Taco, and Jimmy John’s restaurants worldwide. The company was founded in 2018 and is headquartered in Atlanta, Georgia. Inspire is majority-owned by affiliates of Roark Capital.

25. On October 30, 2020, Dunkin’ and Inspire issued a press release announcing the Proposed Transaction, which states in relevant part:

Inspire Brands to Acquire Dunkin’ Brands in $11.3 Billion Transaction

Atlanta and Canton, MA – October 30, 2020 – Inspire Brands, Inc. (“Inspire”) and Dunkin’ Brands Group, Inc. (“Dunkin’ Brands”) (NASDAQ: DNKN), parent company of Dunkin’ and Baskin-Robbins, announced today that they have entered into a definitive merger agreement under which Inspire will acquire Dunkin’ Brands for $106.50 per share in cash in a transaction valued at approximately $11.3 billion including the assumption of Dunkin’ Brands’ debt.

Inspire is a multi-brand restaurant company with a current portfolio that includes more than 11,000 Arby’s, Buffalo Wild Wings, SONIC Drive-In, and Jimmy John’s restaurants worldwide. The company’s vision of invigorating great brands and supercharging their long-term growth has made Inspire one of the largest restaurant companies globally, with $15 billion in annual systemwide sales.

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Dunkin’ is famous for its combination of high-quality coffees, espresso beverages, baked goods, and breakfast sandwiches served all day with fast, friendly service. Baskin-Robbins, the world’s largest chain of ice cream specialty shops, is known for its variety of “31 flavors” of ice cream, along with their creative ice cream cakes, milkshakes, and ice cream sundaes. Currently there are more than 12,500 Dunkin’ and almost 8,000 Baskin-Robbins restaurants around the world. Following the completion of the transaction, Dunkin’ and Baskin-Robbins will be operated as distinct brands within Inspire.

Under the terms of the merger agreement announced today, which has been unanimously approved by the Boards of Directors of Inspire and Dunkin’ Brands, Inspire will commence a tender offer to acquire all outstanding shares of Dunkin’ Brands for $106.50 per share in cash. This represents a premium of approximately 30% to Dunkin’ Brands’ 30-day volume-weighted average price and a premium of approximately 20% per share to Dunkin’ Brands’ closing stock price on October 23, 2020.

“Dunkin’ and Baskin-Robbins are category leaders with more than 70 years of rich heritage, and together they are two of the most iconic restaurant brands in the world,” said Paul Brown, Co-founder and Chief Executive Officer of Inspire Brands. “By joining Inspire, these brands will add complementary guest experiences and occasions to our current portfolio.

Further, they will strengthen Inspire through their scaled international platform and robust consumer packaged goods licensing infrastructure, as well as add more than 15 million loyalty members. We are excited to welcome Dunkin’ and Baskin- Robbins’ employees, franchisees, and suppliers to the Inspire family.”

“Today’s announcement is a testament to our world-class group of franchisees, licensees, employees, and suppliers who have worked together to transform Dunkin’ and Baskin-Robbins into modern, relevant brands. This team’s grit and determination has enabled us to deliver outsized performance and made our brands among the most elite in the quick service industry. I am particularly proud of our actions since March of this year. During the global pandemic, we have stood tall. We’ve had each other’s backs and are now stronger than ever,” said Dave Hoffmann, Chief Executive Officer of Dunkin’ Brands. “We are excited to bring meaningful value to shareholders who have been with us on this journey and believe that Inspire Brands, a preeminent operator of franchised restaurant concepts, will continue to drive growth for our franchisees while remaining true to all that is unique and special about the Dunkin’ and Baskin-Robbins brands.”

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Transaction Details

The closing of the tender offer will be subject to certain conditions, including the tender of shares representing at least a majority of the total number of Dunkin’ Brands’ outstanding shares, the expiration or termination of the antitrust waiting period, and other customary conditions. Following the successful completion of the tender offer, Inspire will acquire all remaining shares not tendered in the tender offer through a second-step merger at the same price. The transaction is expected to close by the end of 2020.

Advisors

Barclays is serving as financial advisor to Inspire and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as its legal counsel. BofA Securities, Inc. is serving as exclusive financial advisor to Dunkin’ Brands and Ropes & Gray LLP is serving as its legal counsel.

26. The Tender Offer comes in the midst of the COVID-19 pandemic (“Pandemic”), at a time when stocks throughout the world are subject to great uncertainty and radical change. The Offer Price does not compensate stockholders for the intrinsic value of their shares. And so, piggybacking off the Pandemic and the Company’s depressed stock price, the Tender Offer will provide a substantial discount to Inspire, at the expense of the common stockholders who will not see the intrinsic value of their shares realized nor be able to partake in the continued growth of the Company. Therefore, it is imperative that stockholders receive the material information (discussed in detail below) that Defendants have omitted from the Recommendation Statement, which is necessary for stockholders to properly determine whether to tender their shares.

B. The Misleading Recommendation Statement Omits Material Information

27. On November 16, 2020, Defendants filed a materially incomplete and misleading Recommendation Statement with the SEC. The Individual Defendants were obligated to carefully review the Recommendation Statement before it was filed with the SEC and disseminated to the Company’s shareholders to ensure that it did not contain any material misrepresentations or omissions. However, the Recommendation Statement misrepresents or omits material information that is necessary for Dunkin’ shareholders to make an informed decision concerning whether to tender their shares, in violation of Sections 14(d)(4), 14(e), and 20(a) of the Exchange Act and Rule 14d-9 and in breach of the Individual Defendants’ duty of candor/disclosure.

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28. First, the Recommendation Statement omits critical financial projections, including Dunkin’s net income projections (the “Net Income Projections”) and the Long-Range Projections provided to BofA Securities on October 8, 2020. Rec. Stmt. at 22. By disclosing certain projections in the Recommendation Statement and withholding the Net Income Projections and Long-Range Projections, Defendants render the tables of projections on pages 50 of the Recommendation Statement materially incomplete and provide a misleading valuation picture of Dunkin’ to its shareholders. Simply put, these projections are irreplaceable when it comes to fully and fairly understanding a company’s projections and value.

29. Considering that the Board and BofA Securities had access to the draft Long-Term Projections and relied on them at all times throughout the merger process, it is critical that shareholders receive this material information as it would certainly alter the total mix of information available. This is especially true as the preliminary financial analyses conducted by BofA Securities led the Board to believe that the $103.50 offer was inadequate, yet the financial analyses disclosed in the Recommendation Statement show $103.50 to exceed the range of fairness. Rec. Stmt. at 25. For the reasons provided, pertaining to the draft Long-Term Projections the Company must disclose: (i) the unlevered free cash flow projections; (ii) the various inputs and assumptions underlying the projections; and (iii) the differences between the draft Long- Range Projections and the Company Forecast.

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30. Unlike poker where a player must conceal his unexposed cards, the object of a recommendation statement is to put all one’s cards on the table face-up. In this case only some of the cards were exposed—the others were concealed. If a recommendation statement discloses financial projections and valuation information, such projections must be complete and accurate. The question here is not the duty to speak, but liability for not having spoken enough. With regard to future events, uncertain figures, and other so-called soft information, a company may choose silence or speech elaborated by the factual basis as then known—but it may not choose half-truths. Accordingly, this omission renders the projections included in the Recommendation Statement misleadingly incomplete.

31. Second, the Recommendation Statement describes BofA Securities’ fairness opinion and valuation analyses performed in support of its opinion yet omits critical information. Defendants concede the materiality of this information in citing BofA Securities’ fairness opinion and its valuation analyses among the reasons for recommending the merger to Dunkin’ shareholders. However, the summaries of BofA Securities’ fairness opinion and analyses provided in the Recommendation Statement fail to include key inputs and assumptions. Without this information, as described below, Dunkin’s shareholders are unable to fully understand the analyses and, thus, are unable to determine what weight, if any, to place on BofA Securities’ fairness opinion in deciding whether to tender their shares in the Tender Offer. The following omitted information, if disclosed, would significantly alter the total mix of information available to Dunkin’s shareholders.

32. In summarizing BofA Securities’ Discounted Cash Flow Analysis (“DCF”), the Recommendation Statement fails to disclose: (i) the actual metrics for each of items (1) through (7), including the cash flows, that were discounted as the basis of BofA Securities’ DCF; (ii) the inputs and assumptions underlying BofA Securities’ selection of the discount rate range of 6.3% to 8.1%; (iii) the inputs and assumptions underlying BofA Securities’ range of terminal multiple multiples from 15.0x to 18.0x; and (iv) the actual terminal value.

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33. These key inputs are material to Dunkin’ shareholders, and their omission renders the summary of BofA Securities’ Discounted Cash Flow Analysis incomplete and misleading. As a highly-respected professor explained in one of the most thorough law review articles explaining the fundamental flaws with the valuation analyses bankers perform in support of fairness opinions: in a discounted cash flow analysis a banker takes management’s forecasts, and then makes several key choices “each of which can significantly affect the final valuation.” Steven M. Davidoff, Fairness Opinions, 55 Am. U.L. Rev. 1557, 1576 (2006). Such choices include “the appropriate discount rate, and the terminal value…” Id. As Professor Davidoff explains:

There is substantial leeway to determine each of these, and any change can markedly affect the discounted cash flow value. For example, a change in the discount rate by one percent on a stream of cash flows in the billions of dollars can change the discounted cash flow value by tens if not hundreds of millions of dollars….This issue arises not only with a discounted cash flow analysis, but with each of the other valuation techniques. This dazzling variability makes it difficult to rely, compare, or analyze the valuations underlying a fairness opinion unless full disclosure is made of the various inputs in the valuation process, the weight assigned for each, and the rationale underlying these choices. The substantial discretion and lack of guidelines and standards also makes the process vulnerable to manipulation to arrive at the “right” answer for fairness. This raises a further dilemma in light of the conflicted nature of the investment banks who often provide these opinions.

Id. at 1577-78 (emphasis added). Without the above, material information, Dunkin’ shareholders cannot evaluate for themselves the reliability of BofA Securities’ Discounted Cash Flow Analysis, make a meaningful determination of whether the implied equity value per share range reflects the true value of the Company or was the result of BofA Securities’ unreasonable judgment, and make an informed decision regarding whether to tender their shares in the Tender Offer.

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34. With respect to BofA Securites’ Selected Publicly Traded Companies Analysis, the Solicitation Statement fails to disclose the individual multiples and metrics for the companies observed by BofA Securities in the analysis. Similarly, with respect to BofA Securities’ Selected Precedent Transactions Analysis, the Recommendation Statement fails to disclose the individual multiples and metrics for the transactions observed by BofA Securities in the analysis. Therefore, without providing this information, the Recommendation Statement provides a misleading summary of the analysis.

35. Third, the Recommendation Statement discloses a high-level view of the deep involvement between BofA Securities and Inspire, including:

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as manager or underwriter for various debt offerings of Parent and certain of its affiliates, including Roark Capital Group and its affiliates (“Roark”), including for purposes of acquisition financing, (ii) having acted or acting as lender under certain term loans, letters of credit and credit, leasing and conduit facilities for Parent and certain of its affiliates, including Roark, (iii) having provided or providing certain treasury and trade management services and products to Parent and certain of its affiliates, including Roark, and (iv) having acted as joint bookrunner and co-arranger for, and a lender under, a credit facility for an affiliate of Parent. From October 1, 2018 through September 30, 2020, BofA Securities and its affiliates derived aggregate revenues from Parent and its affiliates of approximately $20,000,000 for investment and corporate banking services.

However, the Recommendation Statement fails to specifically disclose BofA Securites’ compensation as a lender. It is imperative for shareholders to be able to understand what factors might influence the financial advisor’s analytical efforts. A financial advisor’s own proprietary financial interest in a proposed merger must be carefully considered in assessing how much credence to give its analysis. A reasonable shareholder would want to know what important economic motivations that the advisor, employed by a board to assess the fairness of the merger to the shareholders, might have.

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36. BofA Securities play a critical role in the merger process as both negotiators and valuation advisors. Their fairness opinions are heavily relied upon by both boards of directors and stockholders. Accordingly, it is necessary for stockholders to be fully aware of what factors might influence a financial advisor’s analytical efforts, so that stockholders may determine how much, if any, reliance to place on their derivation of fairness when making a decision regarding a merger transaction. Accordingly, the failure to disclose BofA Securities’ conflicts of interests represents a violation of federal securities laws and breach of fiduciary duties fully and fairly.

37. In sum, the omission and/or misstatement of the above-referenced information renders statements in the Recommendation Statement materially incomplete and misleading in contravention of the Exchange Act and in breach of the duty of candor/disclosure. Absent disclosure of the foregoing material information prior to the expiration of the Tender Offer, Plaintiff and other Dunkin’ shareholders will be unable to make a fully-informed decision regarding whether to tender their shares, and they are thus threatened with irreparable harm, warranting the injunctive relief sought herein.

COUNT I

(Against All Defendants for Violation of Section 14(e) of the Exchange Act)

38. Plaintiff incorporates each and every allegation set forth as if fully set forth herein.

39. Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading…” 15 U.S.C. §78n(e).

40. Defendants violated § 14(e) of the Exchange Act by issuing the Recommendation Statement in which they made untrue statements of material facts or failed to state all material facts necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, in connection with the Tender Offer. Defendants knew or recklessly disregarded that the Recommendation Statement failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

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41. The Recommendation Statement was prepared, reviewed, and/or disseminated by Defendants. It misrepresented and/or omitted material facts, including material information about the consideration offered to shareholders via the Tender Offer and the intrinsic value of the Company.

42. In doing so, Defendants made untrue statements and/or omitted material facts necessary to make the statements made not misleading. Each of the Individual Defendants, by virtue of their roles as officers and/or directors, were aware of the omitted information but failed to disclose such information, in violation of Section 14(e). The Individual Defendants were therefore reckless, as they had reasonable grounds to believe material facts existed that were misstated or omitted from the Recommendation Statement, but nonetheless failed to obtain and disclose such information to shareholders although they could have done so without extraordinary effort.

43. The omissions and incomplete and misleading statements in the Recommendation Statement are material in that a reasonable shareholder would consider them important in deciding whether to tender their shares. In addition, a reasonable investor would view the information identified above which has been omitted from the Recommendation Statement as altering the “total mix” of information made available to shareholders.

44. Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Proposed Transaction, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading.

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45. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff, and Plaintiff will be deprived of her entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the Expiration Date.

COUNT II

(Against all Defendants for Violations of Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9, 17 C.F.R. § 240.14d-9)

46. Plaintiff incorporates each and every allegation set forth as if fully set forth herein.

47. Defendants have caused the Recommendation Statement to be issued with the intention of soliciting shareholder support of the Proposed Transaction.

48. Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder require full and complete disclosure in connection with tender offers. Specifically, Section 14(d)(4) provides that:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

49. SEC Rule 14d-9(d), which was adopted to implement Section 14(d)(4) of the Exchange Act, provides that:

Information required in solicitation or recommendation. Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof.

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50. In accordance with Rule 14d-9, Item 8 of a Schedule 14D-9 requires a Company’s directors to:

Furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.

51. The omission of information from a recommendation statement will violate Section 14(d)(4) and Rule 14d-9 if other SEC regulations specifically require disclosure of the omitted information.

52. The Recommendation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits material facts, including those set forth above, that render the Recommendation Statement misleadingly incomplete. Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Proposed Transaction, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading.

53. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff, and Plaintiff will be deprived of the right to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the Expiration Date.

COUNT III

(Against all Defendants for Violations of Section 20(a) of the Exchange Act)

54. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

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55. The Individual Defendants acted as controlling persons of Dunkin’ within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of Dunkin’, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Recommendation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

56. Each of the Individual Defendants was provided with or had unlimited access to copies of the Recommendation Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

57. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The Recommendation Statement contains the unanimous recommendation of each of the Individual Defendants to approve the Tender Offer. They were thus directly involved in preparing the Recommendation Statement.

58. In addition, as the Recommendation Statement sets forth at length, and as described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the Merger Agreement. The Recommendation Statement purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

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59. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

60. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Sections 14(e) and 14(d)(4) and Rule 14d-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff will be irreparably harmed.

61. Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

COUNT IV

(Against the Individual Defendants for Breach of Their Fiduciary Duty of Candor/Disclosure)

62. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

63. By virtue of their role as directors and/or officers of the Company, the Individual Defendants directly owed Plaintiff and all Company shareholders a fiduciary duty of candor/disclosure, which required them to disclose fully and fairly all material information within their control when they seek shareholder action, and to ensure that the Recommendation Statement did not omit any material information or contain any materially misleading statements.

64. As alleged herein, the Individual Defendants breached their duty of candor/disclosure by approving or causing the materially deficient Recommendation Statement to be disseminated to Plaintiff and the Company’s other public shareholders.

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65. The misrepresentations and omissions in the Recommendation Statement are material, and Plaintiff will be deprived of his right to make an informed decision on whether to tender his shares if such misrepresentations and omissions are not corrected prior to the Expiration Date. Where a shareholder has been denied one of the most critical rights he or she possesses—the right to fully informed corporate suffrage—the harm suffered is an individual and irreparable harm.

66. Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A. Preliminarily enjoining Defendants and all persons acting in concert with them from proceeding with the Tender Offer or taking any steps to consummate the Proposed Transaction, until the Company discloses the material information discussed above which has been omitted from the Recommendation Statement;

B. Rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof, or granting Plaintiff rescissory damages

C. Directing the Defendants to account to Plaintiff for all damages sustained as a result of their wrongdoing;

D. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses; and

E. Granting such other and further relief as this Court may deem just and proper.

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JURY DEMAND

Plaintiffs demand a trial by jury on all issues so triable.

Dated: November 19, 2020	MONTEVERDE & ASSOCIATES PC

	By:	/s/ Juan E. Monteverde
Juan E. Monteverde (JM-8169) The Empire State Building
350 Fifth Avenue, Suite 4405 New York, NY 10118
Tel: (212) 971-1341
Fax: (212) 202-7880
Email: jmonteverde@monteverdelaw.com

Attorneys for Plaintiff